Exhibit 99


           NESCO ANNOUNCES RESIGNATIONS OF CHAIRMAN AND PRESIDENT AND
                      RESTATEMENT OF FINANCIAL STATEMENTS.

                              FOR IMMEDIATE RELEASE

Contact:       Larry Johnson, NESCO, Vice President and
               Secretary-Treasurer (918) 250-2227

(August 16, 2001) - Tulsa, Oklahoma: NESCO, Inc. (NESCO), (NASDAQ: NESC), the Board of Directors of NESCO, Inc. announced that Eddy L. Patterson, Chairman of the Board and Chief Executive Officer, and James Howell, President, have resigned their positions as officers, directors and employees of the Company. Robert W. Sumner, a current director, has been named Chairman of the Board and Wesley Hill, currently Manager of the Company's Summit Environmental Division, has been appointed President.

         The Company also announced that its financial statements for the fiscal year ended December 31, 2000 and for the quarter ended March 31, 2001 will be restated due to the Board's determination that certain items in the approximate amount of $3.65 million which had been included in work-in-process and accounts receivable should not have been recognized as revenue due to certain accounting irregularities. It is anticipated that amendments to the Company's annual report on Form 10-KSB for the year ended December 31, 2000 and its quarterly report on Form 10-Q for the quarter ended March 31, 2001 containing the restated financial results will be filed with the Securities and Exchange Commission on Monday, August 20, 2001 along with the Company's quarterly report on Form 10-Q for the period ended June 30, 2001.

         As previously reported, for the year ended December 31, 2000, the Company was not in compliance with certain covenants of its principal credit facility. The Company's lender waived the noncompliance, prior to the adjustments described above, as of December 31, 2000, and again at March 31, 2001. The Company continues to be out of compliance with these covenants and in August 2001, the Company's lender informed the Company that it was requiring the Company to transfer its banking relationships to another institution. Accordingly, all amounts owed under notes to the lender have been classified as current in the Company's financial statements. The Company is in the process of negotiating with other institutions to move its banking relationships.

This press release includes statements which may constitute forward looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual result to differ materially from the forward looking statements. Factors which would cause or contribute to such differences include, but are not limited to factors detailed in the Company's Securities and Exchange Commission filings.

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